Exhibit 10.1

Execution Version

ELEVENTH AMENDING AGREEMENT made as of August 5, 2024

BETWEEN:	Leddartech Holdings Inc. (as “Borrower”)
AND:	FÉdÉration des Caisses Desjardins du QuÉbec (as “Lender”)

RECITALS

A.	The Lender has addressed an amended and restated financing offer dated April 5, 2023 to the Borrower which has been accepted by the Borrower (as amended by a first amending agreement dated as of May 1, 2023, a second amending agreement dated as of May 31, 2023, a third amending agreement dated as of September 29, 2023, a fourth amending agreement dated as of October 13, 2023, a fifth amending agreement dated as of October 20, 2023, a sixth amending agreement dated as of October 31, 2023, a seventh amending agreement dated as of December 8, 2023, an eighth amending agreement dated as of June 4, 2024, a ninth amending agreement dated as of July 5, 2024 and a tenth amending agreement dated as of July 26, 2024, the “Financing Offer”).

B.	The Borrower is the entity resulting from the amalgamation between LeddarTech Inc. and LeddarTech Holdings Inc. that took place on December 21, 2023.

C.	The Borrower and the Lender wish to amend the Financing Offer to, among other things, postpone the monthly payments of interests and fees under Sections 3.4.1 and 6.1 of the Financing Offer, and modify the level of minimum available cash required under the covenant of Section 7.1.2 of the Financing Offer.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Interpretation

1.1	Capitalized terms used herein and defined in the Financing Offer have the meanings assigned to them in the Financing Offer unless otherwise defined herein.

1.2	Other than as specifically provided herein, this Agreement shall not operate as a waiver of any right, power or privilege of the Lender and, except as amended hereby, all provisions of the Financing Offer will remain in full force and effect.

2.	Amendments to the Financing Offer

2.1	Section 3.4.1 of the Financing Offer is amended as follows (changes underlined and struck through):

“Interest must be paid on a monthly basis, it being understood that ~~(i)~~ the interest payments to be made for the months of ~~October 2023~~July 2024 (originally due on August 5, 2024), August 2024 (originally due on September 5, 2024), September 2024 (originally due on October 5, 2024) and October 2024 (originally due on November ~~6~~5, 202~~3~~4), as applicable, are postponed to ~~December 5, 2023 and (ii) the interest payment to be made for the month of November 2023 originally due on December 5, 2023 will be postponed to the DE-SPAC Date (which must occur on December 22, 2023 at the latest)~~ the earlier of (i) the Short-Term Outside Date (as defined below) and (ii) November 15, 2024, and with the interest payments ~~dates~~ for each subsequent month to be made on the fifth day of each month.”

2.2	The two last paragraphs of Section 6.1 of the Financing Offer are amended as follows (changes underlined and struck through):

“The Borrower must pay to Desjardins a monthly fee of $125,000 per month, which monthly fee is earned and payable first on July 5, 2024, and thereafter, is earned and payable on the first day of each subsequent month, until the date of disbursement of an equity investment in the Borrower for a minimum gross proceeds amount of ~~US$25,000,000~~ US$35,000,000 (the “Short-Term Outside Date”). Notwithstanding the foregoing, the payment of the monthly fees applicable for the month of August 2024 and for the months up until (and including) the earlier of (i) the Short-Term Outside Date and (ii) November 15, 2024 is postponed to the earlier of (i) the Short-Term Outside Date and (ii) November 15, 2024.

Following the Short-Term Outside Date and until the Borrower provides Desjardins with the Recapitalization Plan in form and substance satisfactory to Desjardins, a monthly fee in the amount of ~~$45,000~~ $75,000 will be earned and payable on the first day of each month.”

2.3	The definition of “Available Cash” in Section 7.1.2 of the Financing Offer is amended as follows (changes underlined and struck through):

“Available Cash The Borrower must maintain Available Cash in an amount equal to or greater than as provided below for the following dates:

(i)	$1,500,000 at all times from the date of the disbursement of the Tranche A of the SPAC Offering until October 31, 2023;

(ii)	NIL after October 31, 2023 until the earlier of December 22, 2023 and the DE-SPAC Date;

(iii)	$5,000,000 at all times after the earlier of December 22, 2023 and the DE-SPAC Date until July 4, 2024;

(iv)	$3,500,000 at all times from July 5, 2024 until July 6, 2024;

(v)	$1,800,000 at all times from July 7, 2024 until July 26, 2024;

(vi)	$1,300,000 at all times from July 27, 2024 until August 5, 2024; ~~and~~

(vii)	$~~5,000,000~~250,000 at all times ~~after~~from August ~~5~~6, 2024 until August 14, 2024;

(viii)	$1,000,000 at all times from August 15, 2024 until the earlier of (i) the Short-Term Outside Date and (ii) November 15, 2024; and

(ix)	$5,000,000 at all times after the earlier of (i) the Short-Term Outside Date and (ii) November 15, 2024.”

3.	Effectiveness and Conditions Precedent

This Agreement will become effective on the date that the Lender notifies the Borrower that the following conditions precedent have been fulfilled:

3.1	this Agreement has been executed by all parties;

3.2	no Default exists;

3.3	all fees and expenses owing by the Borrower to the Lender and its legal counsel and the Desjardins’ Financial Advisor due on the date of this Agreement shall have been paid and the Lender is authorized to debit the Borrower’s account and proceed to the payment of such fees and expenses.

4.	Representations and Warranties

All of the representations and warranties contained in Article 2 of the Appendix A to the Financing Offer are true and correct on and as of the date hereof as though made on and as of the date hereof, except that, to the extent such representations and warranties relate to a specifically identified earlier date they shall be true and correct as of such earlier date.

5.	Default

No Default has occurred and is continuing on the date hereof.

6.	Cost and Expenses

The Borrower agrees to pay on demand all reasonable costs and expenses of the Lender in connection with the preparation, execution, delivery and implementation and administration of this Agreement including the reasonable fees and expenses of counsel for the Lender.

7.	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same instrument. A party may execute this Agreement by signing any counterpart. Delivery by any party or other signatory of an executed counterpart of this Agreement by facsimile or electronic mail or in PDF format, or using any electronic signature, shall be equally effective as delivery of an original executed counterpart of this Agreement.

8.	Governing Law

This Agreement is governed by and construed in accordance with laws of the Province of Quebec and the laws of Canada applicable therein.

[Signature pages follow]

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the date and year first above written.

FÉdÉration des Caisses Desjardins du QuÉbec, as Lender

Per:	/s/ Jocelyn Larouche
Title:	Jocelyn Larouche - Director,
National Accounts, North Western Quebec

Per :	/s/ Philip Fortin
Title:	Philip Fortin - Head of Quebec Corporate Banking, Infrastructure, Energy, Transition and National Accounts

Leddartech Holdings Inc., as Borrower

Per:

The Guarantor acknowledges receipt of this Agreement and agrees to its terms.

Vayavision Sensing Ltd., as Guarantor

Per:

[Eleventh Amendment – LeddarTech Holdings Inc.]